Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports First Quarter 2014 Results

— Company Provides Outlook for the Fiscal Second Quarter 2014 —

New York, NY, May 30, 2014 – ANN INC. (NYSE: ANN) today reported results for the fiscal first quarter of 2014, ended May 3, 2014. The Company also provided its outlook for the second quarter and updated its outlook for fiscal 2014.

For the fiscal first quarter of 2014, the Company reported earnings per diluted share of $0.11 on a GAAP basis, or $0.33 per diluted share excluding the after-tax impact of a restructuring charge of approximately $0.22 per diluted share. This compares with earnings per diluted share of $0.44 in the first quarter of 2013. There was no restructuring charge recorded in the first quarter of 2013.

Kay Krill, President and Chief Executive Officer, commented, “Despite the headwinds of severe winter weather, soft traffic across the industry and the resulting higher than anticipated promotional environment, we delivered first quarter results that met our bottom-line expectations. Importantly, traffic and sales accelerated with the return of more seasonable weather, driving positive comparable sales for April and into May.

“Looking ahead, we continue to make meaningful progress on our strategic initiatives, and we are planning for a stronger year-over-year performance in each quarter for the balance of the year. We remain highly focused on our objective to deliver our third consecutive year of record earnings per share in 2014,” said Ms. Krill.

Fiscal 2014 First Quarter Results

Total net sales for the first quarter of fiscal 2014 were $590.6 million, compared with net sales of $574.5 million in the first quarter of fiscal 2013. By brand, net sales across all channels of the Ann Taylor brand totaled $219.9 million in the first quarter of 2014, compared with net sales of $219.3 million in the first quarter of 2013. At the LOFT brand, net sales across all channels were $370.6 million in the first quarter of 2014, compared with net sales of $355.2 million in the first quarter of 2013.

Total Company comparable sales for the quarter decreased 1.8% versus a decrease of 0.5% in the first quarter of 2013. At Ann Taylor, total brand comparable sales declined 2.3%, reflecting flat comparable sales at Ann Taylor, which includes Ann Taylor stores and anntaylor.com, and a decline of 7.1% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales declined 1.6%, reflecting decreases of 1.8% at LOFT, which includes LOFT stores and LOFT.com, and a decline of 0.2% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales was 53.4%, versus the 55.8% gross margin rate achieved in the first quarter of 2013. This performance primarily reflected stronger merchandise margin at Ann Taylor that was more than offset by higher-than-anticipated promotional levels at LOFT and in our factory outlet channels as compared with the first quarter of 2013.

Selling, general and administrative expenses for the first quarter of 2014 were $288.7 million, versus $286.7 million reported in the first quarter of 2013. As a percentage of net sales, selling, general and administrative expenses were 48.9%, a 100 basis point improvement compared to the first quarter of 2013, reflecting a decrease in performance-based compensation expense as well as the benefit of ongoing disciplined expense management. These decreases were partially offset by an increase in payroll, occupancy and other variable expenses related to store growth.

The Company recorded a pre-tax restructuring charge of $17.3 million during the first quarter of 2014 in connection with its previously announced strategic realignment. There was no such restructuring charge recorded in the first quarter of 2013.

During the first quarter of 2014, the Company reported operating income of $9.2 million on a GAAP basis. Excluding the aforementioned restructuring charge, operating income in the first quarter of 2014 was $26.5 million, compared with operating income of $33.9 million in the first quarter of 2013.

Net income for the first quarter of 2014 was $5.2 million, or $0.11 per diluted share, on a GAAP basis, which reflects the impact of the $10.2 million, or $0.22 per diluted share, after-tax restructuring charge. Excluding the effect of the restructuring charge, the Company reported net income of $15.4 million, or $0.33 per diluted share, in the first quarter 2014 compared with net income of $20.9 million, or $0.44 per diluted share, in the first quarter of 2013.

The Company ended the quarter with approximately $128 million in cash and cash equivalents.

Total inventory per square foot at the end of the first quarter increased 3% versus year-ago, reflecting increases of 15% at Ann Taylor and 8% in our factory outlet channel, partially offset by a decrease of 6% at LOFT. The results at Ann Taylor and in our factory outlet channel reflect a change in merchandise mix. The decrease at LOFT was primarily due to the successful clearance of early Spring product, as well as an overall decrease in unit inventory per square foot.

During the first quarter of fiscal 2014, the Company opened 13 new stores, comprised of three Ann Taylor Factory stores, seven LOFT stores and three LOFT Outlet stores, and closed four Ann Taylor stores and two LOFT stores. Our total store count at the end of the fiscal first quarter of 2014 was 1,032, comprised of 264 Ann Taylor stores, 111 Ann Taylor Factory stores, 544 LOFT stores and 113 LOFT Outlet stores.

Outlook for Fiscal Second-Quarter and Full-Year 2014

For the fiscal second quarter of 2014, the Company expects total net sales to be $670 million, reflecting a total Company comparable sales increase in the low-single digits. Gross margin rate performance is expected to be 53.5%. Selling, general and administrative expenses are expected to be $295 million.

For fiscal 2014, the Company provided the following outlook:

•	Total net sales are expected to be $2.610 billion, reflecting a total Company comparable sales increase in the low-single digits.

•	Gross margin rate performance is expected to be 53.2%.

•	Total SG&A expenses are expected to be $1.200 billion, which excludes the impact of the first quarter pre-tax restructuring charge of approximately $17 million.

•	Our effective tax rate is expected to be 40%.

•	Capital expenditures are expected to be approximately $120 million.

•	Total weighted average square footage for fiscal 2014 is expected to increase approximately 3%, reflecting the opening of approximately 50 new stores, partially offset by the impact of downsizes at Ann Taylor stores and approximately 30 store closures. The Company expects to have approximately 1,045 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of May 3, 2014, the Company operated 1,032 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain brand image, engage new and existing clients, drive traffic to its stores and websites and gain market share;

•	the effect of competitive pressures from other retailers;

•	the Company’s reliance on key management and its ability to hire, retain and develop qualified associates as well as ensure that the Company has the appropriate organizational structure and processes in place to achieve its strategic initiatives;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s ability to successfully upgrade and maintain its information systems in a timely and secure manner to support the needs of the organization and to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor and transportation;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets;

•	the Company’s dependence on its Louisville distribution center and third-party distribution and transportation providers;

•	the Company’s ability to successfully optimize implementation of its omni-channel retail strategy and maintain a relevant and reliable omni-channel experience for its clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix as well as optimize the operational aspects of its omni-channel fulfillment strategy;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the impact of fluctuations in sales and profitability on the Company’s stock price;

•	the potential impact of natural disasters, extreme weather, public health concerns, acts of war or terrorism in the United States or worldwide;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements or applicable laws and regulations;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s dependence on shopping malls and other retail centers to attract clients and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms; and

•	the effect of tax matters on its business operations.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters Ended May 3, 2014 and May 4, 2013

(unaudited)

Table 1.

	Quarter Ended
	May 3, 2014	May 4, 2013
	(in thousands, except per share amounts)
Net sales	$590,592	$574,506
Cost of sales	275,400	253,941

Gross margin	315,192	320,565
Selling, general and administrative expenses	288,672	286,653
Restructuring charge	17,303	—

Operating income	9,217	33,912
Interest and investment income/(expense), net	(497)	87
Other non-operating income, net	25	54

Income before income taxes	8,745	34,053
Income tax provision	3,562	13,141

Net income	$5,183	$20,912

Earnings per share:
Basic earnings per share	$0.11	$0.45

Weighted average shares outstanding	45,578	46,079

Diluted earnings per share	$0.11	$0.44

Weighted average shares outstanding, assuming dilution	46,043	46,540

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

May 3, 2014, February 1, 2014 and May 4, 2013

(unaudited)

Table 2.

	May 3, 2014	February 1, 2014	May 4, 2013
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$127,691	$201,707	$80,482
Accounts receivable	29,953	22,448	32,414
Merchandise inventories	282,912	239,667	265,836
Refundable income taxes	7,190	7,252	9,661
Deferred income taxes	32,936	28,854	30,443
Prepaid expenses and other current assets	64,206	61,287	69,651

Total current assets	544,888	561,215	488,487
Property and equipment, net	438,838	443,086	411,573
Deferred income taxes	5,142	6,599	1,931
Other assets	22,168	22,060	19,205

Total assets	$1,011,036	$1,032,960	$921,196

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$107,481	$101,276	$108,568
Accrued salaries and bonus	29,324	24,546	18,624
Current portion of long-term performance compensation	5,109	20,339	18,178
Accrued tenancy	37,137	38,331	37,256
Gift certificates and merchandise credits redeemable	41,801	48,150	39,840
Accrued expenses and other current liabilities	82,073	97,101	83,567

Total current liabilities	302,925	329,743	306,033
Deferred lease costs	160,180	164,703	163,645
Deferred income taxes	36	36	2,963
Long-term performance compensation, less current portion	7,111	15,456	11,330
Other liabilities	56,775	54,566	29,308

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	737,687	751,765	748,245
Retained earnings	784,455	779,272	697,754
Accumulated other comprehensive loss	(2,688)	(2,874)	(4,660)
Treasury stock, 35,736,212; 36,344,643 and 35,411,598 shares, respectively, at cost	(1,036,006)	(1,060,268)	(1,033,983)

Total stockholders’ equity	484,009	468,456	407,917

Total liabilities and stockholders’ equity	$1,011,036	$1,032,960	$921,196

ANN INC.

Brand Sales and Store Data

For the Quarters Ended May 3, 2014 and May 4, 2013

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	May 3, 2014		May 4, 2013
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$150,656	0.0%	$150,783	6.2%
Ann Taylor Factory	69,293	(7.1)%	68,484	(5.8)%

Total Ann Taylor brand	$219,949	(2.3)%	$219,267	1.9%

LOFT brand
LOFT (3)	$306,289	(1.8)%	$298,497	(0.9)%
LOFT Outlet	64,354	(0.2)%	56,742	(7.9)%

Total LOFT brand	$370,643	(1.6)%	$355,239	(1.9)%

Total Company	$590,592	(1.8)%	$574,506	(0.5)%

	Quarter Ended
Stores and Square Footage	May 3, 2014		May 4, 2013
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor	264	1,306	273	1,375
Ann Taylor Factory	111	748	102	698

Total Ann Taylor brand	375	2,054	375	2,073

LOFT brand
LOFT	544	3,106	516	2,965
LOFT Outlet	113	744	98	661

Total LOFT brand	657	3,850	614	3,626

Total Company	1,032	5,904	989	5,699

Number of:
Stores open at beginning of period	1,025	5,873	984	5,685
New stores	13	71	13	66
Downsized/expanded stores, net (4)	—	(10)	—	(6)
Closed stores	(6)	(30)	(8)	(46)

Stores open at end of period	1,032	5,904	989	5,699

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores and LOFT.com.
(4)	During the quarter ended May 3, 2014, we downsized one Ann Taylor store and one LOFT Outlet store. During the quarter ended May 4, 2013, we downsized two Ann Taylor stores, one Ann Taylor Factory store and two LOFT stores.